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                        AMENDMENT TO THE FURTHER AMENDED
                       AND RESTATED DISTRIBUTOR'S CONTRACT

     This Amendment is made as of October 1, 2001 between BARR ROSENBERG SERIES TRUST (The "Trust"), a Massachusetts business trust, and BARR ROSENBERG FUNDS DISTRIBUTOR, INC. (the "Distributor"). The parties hereby further amend the Further Amended and Restated Distributors Contract (the "Contract") between the Trust and Distributor, dated as of October 1, 2001, as set forth below.

     WHEREAS, Distributor, in its capacity as distributor for the Trust may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Trust (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Trust; and

     WHEREAS, the Trust and Distributor desire to protect the confidentiality and security of nonpublic personal financial information relating to present or former shareholders of the Trust.

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agrees as follows:

     1. CONFIDENTIALITY OF INFORMATION. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Distributor, or collected or retained by Distributor to perform its duties as distributor shall be considered confidential information. Distributor shall not disclose or otherwise use nonpublic financial information relating to present or former shareholders of the Trust other than for the purposes for which that information was disclosed to Distributor, including use under an exception in sections 248.14 or 248.15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes or at the direction of the Trust.

     2. PROCEDURAL SAFEGUARDS. Distributor shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Trust.

     3. TRUST PRIVACY POLICY. The Trust represents to Distributor that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide Distributor with a copy of that statement annually.

     4. GOVERNING LAW. This Contract shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

     5. EFFECTIVE DATE. The effective date of this amendment shall be October 1, 2001.

     6. MISCELLANEOUS. This Amendment may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the

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same instrument. Except as specifically set forth here, all other provisions of the Contract shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be fully executed as of the day and year first written above.

                                BARR ROSENBERG SERIES TRUST


                                By:
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                                Title:
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                                BARR ROSEBERG FUNDS
                                DISTRIBUTOR, INC.


                                By:
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                                Title:
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